UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 18, 2007

Coastal Banking Company, Inc.
(Exact name of registrant as specified in charter)

South Carolina	000-28333	58-2455445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36 Sea Island Parkway, Beaufort, South Carolina
(Address of principal executive offices)

(843) 522-1228
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors

On May 18, 2007, Mr. Robert Peters, a director of Coastal Banking Company, Inc. (the “Company”), resigned from his position as director by letter to the Company dated May 17, 2007. The resignation was effective upon its receipt by the Company. There were no disagreements between Mr. Peters and the Company that led to Mr. Peters’ resignation.

On the same date, the Company elected Mr. Marshall Wood as director of the Company to fill the vacancy created by Mr. Peters’ resignation.  Mr. Wood had served as a director of First Capital Bank Holding Corporation, which merged with the Company in 2005.  Mr. Wood also serves as a director of First National Bank of Nassau County, a subsidiary of the Company.  Mr. Wood will serve on the audit committee of the Company’s Board of Directors.  Mr. Wood will receive a $500 fee for each meeting of the Company’s Board of Directors that he attends and will receive a $150 fee for each meeting of the audit committee of the Company’s Board of Directors that he attends.

The Company anticipates that its directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, will have banking and other transactions in the ordinary course of business with the Company’s bank subsidiaries (the “Banks”).  It will be the policy of the Banks that any loans or other transactions with those persons or entities (a) will be made in accordance with applicable law and the Banks’ lending policies, (b) will be made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and (c) will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Banks.  In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANKING COMPANY, INC.

Dated: July 30, 2007	By: /s/ Randolph C. Kohn
Randolph C. Kohn
Chief Executive Officer